Exhibit 10.2

Via E-Mail
September 24, 2014

Mr. Umesh Choksi

Dear Umesh:

We are pleased to offer you the position of Senior Vice President, Chief Financial Officer and Treasurer with American Railcar Industries, Inc. (the “Company”) at a semi-monthly salary of $12,500 (annualized at $300,000). Your employment is expected to begin on or around September 25, 2014. In this position, you will report to the Chief Executive Officer.

You will be eligible to participate in the annual Management Incentive Plan (MIP), with a target bonus of 50% of annual base salary, provided you satisfy the eligibility requirements and subject to all other terms and conditions of the MIP. For the calendar year 2014, you will be eligible for a target bonus of $140,000. Bonus payments are usually made in the first quarter of the following calendar year. The actual payout is based on Company performance as well as acceptable performance by you during the MIP period. To be eligible for a payment under the MIP, you must be an active employee on the date the bonus is paid.

Subject to our Board of Directors’ approval, you will also be eligible to participate in the Company’s long term incentive plan with a target percentage of 90% of annual base salary.

All of your compensation is subject to deductions as required by law.

You will be eligible to participate in the Company’s benefit plans subject to the terms and conditions of the applicable plan document. You will be granted service credit for your service with American Railcar Leasing LLC for purposes of determining eligibility for and vesting (as applicable) in the Company’s benefits plans, including the health and welfare program, the savings and investment plan, and vacation. The Company reserves the right to add, change, or terminate policies or benefits at any time.

You will be expected to execute certain employment documents (such as confidentiality and insider trading policies).

In addition, during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members.

This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time.

If you have any questions on this offer, please feel free to contact me. We look forward to your joining our team! Please let us know if you accept our offer of employment as stated in, and subject to the conditions of, this letter by counter-signing this letter in the space provided below and returning it back to me via email.

Very truly yours,

Jeffrey S. Hollister

Accepted by:

_________________________________
Umesh Choksi